SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of this 31st day of December, 1996 by and among Scriptel Holding, Inc., a Delaware corporation ("Scriptel") and Walter T. Krumm, an individual ("Krumm").

RECITALS

WHEREAS, Krumm has loaned money to Scriptel on the dates and amounts shown below, which loans are evidenced by convertible notes or demand notes as provided herein;

WHEREAS, the Company is desirous of having Krumm convert into equity both the existing convertible notes and non-convertible notes and the interest thereon; and

WHEREAS, the Company and Krumm are willing to resolve all other matters between them relating to any obligations, legal, moral or otherwise, to issue additional equity to Krumm in consideration of prior equity conversions, surrender of previously outstanding options and warrants, and forbearance with respect to notes in default; and

WHEREAS, Krumm is willing to convert all outstanding indebtedness and release Scriptel from all outstanding obligations to him on the terms set forth herein;

NOW, THEREFORE, the parties agree as follows.

1. Exchange of Securities.

(a) Scriptel is indebted to Krumm in the amounts set forth below
                                         Interest Thru    Convertible
Date of Loan       Current Principal     Dec. 31, 1996       Note
------------       -----------------     -------------    -----------
July 1, 1991         $125,000             $68,982.69         yes
February 1, 1993       75,000              38,502.57         yes
May 18, 1993          100,000              32,244.84         yes
Jan. 31, 1996         200,000              99,666.00          no
June 7, 1996           30,000               3,003.29          no
                     --------            -----------
Totals               $530,000            $242,399.39
                     ========            ===========

(b) Krumm agrees to convert all outstanding indebtedness, including interest, in an amount equal to $772,399.39, into shares of Scriptel Common Stock, $.10 par value (the "Shares"), at a conversion rate equal to $0.10 per share, for a total of 7,723,994 shares. In addition, as a further inducement to Krumm to convert his indebtedness and in exchange for the release set forth in Section 2 below and the cancellation of currently owned warrants to purchase 5,669,332 Shares at exercise prices ranging from $0.40 to $0.75 per share and expiring at various dates through October 23, 2002, Scriptel shall issue to Krumm a warrant (the "Warrant") to purchase 5,669,332 shares at an exercise price of $0.14 per share. The Warrant shall have an expiration date of December 31, 2001, subject to earlier termination if the fair value of the Company's shares of common stock equals or exceeds $1.00 per share. The Warrant shall be in the form of Exhibit A hereto.

2. Mutual Release. Except as to their respective covenants, representations, warranties and obligations under this Agreement, (i) Krumm agrees to fully release, acquit and discharge Scriptel and its officers, directors, employees and subsidiaries from and against any and all actions, causes of actions, claims and demands of whatever kind or nature, known and unknown, foreseen and unforeseen, suspected and unsuspected, asserted or unasserted, that Krumm has or may have against them by reason of any fact, matter or thing through the date of this Agreement, and (ii) Scriptel agrees to fully release Krumm from and against any and all actions, causes of actions, claims and demands of whatever kind or nature, known and unknown, foreseen and unforeseen, suspected and unsuspected, asserted or unasserted, that Scriptel has or may have against him by reason of any fact, matter or thing through the date of this Agreement.

3. Representations, Warranties and Covenants of Scriptel. As a material inducement to Krumm to enter into this Agreement and consummate the transactions contemplated hereby, Scriptel represents, warrants and, where applicable, covenants to Krumm as follows:

(a) Corporate Status. Scriptel is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Scriptel has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

(b) Corporate Power and Authority. Scriptel has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. Scriptel has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(c) Enforceability. This Agreement has been duly executed and delivered by Scriptel and constitutes a valid, legal and binding obligation of Scriptel, enforceable against Scriptel in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(d) No Violation. The execution and delivery by Scriptel of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Scriptel with the terms and provisions hereof, will not: (i) result in a breach of, or constitute a material default under (with or without due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration under, or create any obligations to pay money or otherwise perform a material act pursuant to, any of the terms, conditions, or provisions of any contract, agreement, promissory note or other instrument to which Scriptel is a party or by which Scriptel or a material portion of its assets or properties may be bound; (ii) conflict with, or result in any breach of any provision of, the Certificate of Incorporation or Bylaws or other governing instruments of Scriptel (iii) violate any domestic or foreign, federal, state or local law, rule, regulation, statute or ordinance application to or binding on Scriptel or its properties, or any determination, ruling, decree or judgment of any arbitrator or a court or any other governmental or quasi-governmental entity, official or authority having jurisdiction over Scriptel or any material portion of its assets or properties; or (iv) result in the imposition of any lien or encumbrance upon any of the capital stock, properties or assets of Scriptel.

(e) Consents and Approvals. No consent, approval, waiver or other action by any person or entity who is not a party to this Agreement or under any domestic or foreign, federal, state or local law, rule, regulation, statute or ordinance applicable to or binding on Scriptel or is properties is required or necessary for the execution or delivery by Scriptel of this Agreement or the consummation of the transactions contemplated hereby, or the performance by Scriptel of its obligations hereunder.

(f) Capitalization. The authorized capital stock of Scriptel consists of 125,000,000 shares of common stock, $0.10 par value per share. As of the date of this Agreement, 34,211,457 shares of the common stock of Scriptel are issued and outstanding. Except a maximum of 53,000,000 shares subject to outstanding option, warrants or convertible notes reserved for issuance under the Company's employee benefit plans or otherwise, there are (Y) no rights, options, warrants, convertible securities, subscription rights or other agreements, calls, plans, contracts or commitments of any kind relating to the issued and unissued capital stock of, or other equity interests in, Scriptel, and (Z) no contractual obligations of Scriptel to repurchase, redeem or otherwise acquire any shares of the common stock of Scriptel or any capital stock of, or any equity interest in, any of its subsidiaries.

(g) Although the Shares being issued to Krumm have not been registered under the Securities Act of 1933, as amended, the Shares issuable in exchange for the principal of the convertible notes, pursuant to Rule 144 promulgated by the SEC under the Act, may tack the holding period relating to the original convertible notes. Scriptel will request a no-action letter from the SEC with respect to its belief that Rule 144 would also allow Krumm to tack the holding period of the notes that were not convertible notes. The holding period with respect to the accrued interest does not commence until the interest has been paid.

4. Representations and Warranties of Krumm. As a material inducement to Scriptel to enter into this Agreement and consummate the transactions contemplated hereby, Krumm represents and warrants to Scriptel as follows:

(a) Enforceability. This Agreement has been duly executed and delivered by Krumm and constitutes a valid, legal and binding obligation of Krumm, enforceable against him in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b) Investment Intent. Krumm is acquiring the Shares and Warrant solely for the purpose of investment and not with the intent of re-selling the Shares or Warrant except pursuant to a valid registration statement under applicable law or a valid exemption from such registration.

(c) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on any arrangement or agreements made by or on behalf of Krumm.

5.  Demand Registration.

(a) Request for Registration. In the event that Scriptel shall receive from Krumm a written request that it effect any registration, qualification or compliance with respect to all or any portion of the Scriptel Shares then held by Krumm, Scriptel will, as soon as practicable, use its best efforts, at its sole cost and expense, to effect all such registrations, qualifications, and compliances (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of Scriptel Shares as are specified in such request.

(b) Filing of Registration Statement. Scriptel shall file a registration statement covering Krumm's Scriptel Shares so requested to be registered as soon as practical, but in any event within 90 days, after receipt of the request of Krumm; provided that if Scriptel shall furnish to Krumm a certificate signed by the President of Scriptel stating in the good faith judgment of the Board of Directors that it would be detrimental to Scriptel and its stockholders for such registration statement to be filed at the date filing would be required and it is therefore essential to defer the filing of such registration statement, Scriptel shall have an additional period of not more than 90 days within which to file such registration statement. Such certificate and deferral of registration may be given only once in any 360 day period.

(c) Limitation on Request. Krumm shall have three demand registration statements and an unlimited number of rights to demand registration under a Form S-3, provided that only one demand to register may be made in any one year period.

6.  Miscellaneous.

(a) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, notwithstanding any investigation made by any of the parties, or their agents or representatives.

(b) SEC Filings Relating to Transfer of Shares. Each party to this Agreement shall, at its own expense, file whatever documents with the SEC or state securities agreement as may be necessary or advisable under the Exchange Act and the rules and regulations promulgated thereunder or state law to report the issuance of Shares and Warrants contemplated by this Agreement.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(d) Entire Agreement, Amendment. This Agreement constitutes the entire agreement between Krumm and Scriptel with respect to the subject matter hereof; supersedes all prior or contemporaneous negotiations, communications, discussions and correspondence concerning the subject matter hereof; and may be amended or modified only with the written consent of all the parties hereto.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusive of choice of law provisions which would direct the application of another jurisdiction's law.

(f) Counterparts. This Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constituted but one and the same agreement.

(g) Expenses. Except as otherwise provided in this Agreement, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

(h) Further Action. Each party hereto agrees to perform all further acts and to execute and deliver or cause to be executed and delivered all documents, instruments and agreements which may be reasonably necessary to carry out the intents and purposes of this Agreement or to enable the other party to enforce any of its rights under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first written above.

SCRIPTEL HOLDING, INC.

by: /s/ Bernard H. Eckstein
        Bernard Eckstein, Chairman and Chief Executive Officer


/s/ Walter T. Krumm
    Walter T. Krumm